Exhibit 99.1

INNOSPEC REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Strong contributions from all businesses with revenues up 32 percent and operating income up 25 percent

Gross margins maintained sequentially from Q1 with pricing action to offset high inflation environment

Strong volume growth in Performance Chemicals; Plans for further capacity expansion to meet growing demand

GAAP EPS of $1.29 and adjusted non-GAAP EPS of $1.58

Englewood, CO – August 2, 2022 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2022.

Total revenues for the second quarter were $467.6 million, an increase of 32 percent from $354.5 million in the corresponding period last year. Net income for the quarter was $32.3 million or $1.29 per diluted share compared to $22.4 million or 90 cents per diluted share recorded last year. EBITDA for the quarter was $52.9 million compared to $50.6 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the second quarter was $1.58 per diluted share, compared to $1.30 per diluted share a year ago.

Cash generation for the quarter was impacted by an increase in working capital which resulted in cash used in operations of $7.5 million before capital expenditures of $9.0 million. We closed the quarter with net cash of $71.4 million. In the second quarter, the Company repurchased 18,700 of its common shares at a cost of $1.8 million as part of the board-authorized share repurchase program.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2022			Quarter ended June 30, 2021
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$42.3	$32.3	$1.29	$40.1	$22.4	$0.90

Foreign currency exchange losses/(gains)	4.8	3.7	0.15	(2.0)	(1.5)	(0.06)
Amortization of acquired intangible assets	3.6	2.9	0.12	3.7	3.0	0.12
Legacy costs of closed operations	0.8	0.6	0.02	0.9	0.7	0.03
Change in UK statutory tax rate	—	—	—	—	7.4	0.30
Adjustment of income tax provisions	—	—	—	—	0.3	0.01

	9.2	7.2	0.29	2.6	9.9	0.40

Adjusted non-GAAP amounts	$51.5	$39.5	$1.58	$42.7	$32.3	$1.30

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was another very good quarter for Innospec. Sales increased with volume growth and price/mix improvements across our businesses driving a 25 percent increase in operating income over last year. Our focus remains on delivering technologies and products that add value to our customers through improved cost and performance.

In Performance Chemicals, continued strong demand for our industry-leading mild, sulfate-free and natural personal care chemistries drove the majority of margin improvement and operating income grew 61 percent over the prior year. In addition to personal care, sales grew in all other Performance Chemicals end-markets. Personal care currently contributes over 75 percent of Performance Chemicals operating income, and we are adding significant additional capacity backed by multi-year contracts for these technologies. To further support our long-term growth, last week we announced the acquisition of adjacent land which significantly increases the available footprint for future expansion at our primary US personal care manufacturing facility.

In Fuel Specialties, price/mix improvements drove an 11 percent increase in operating income over a strong comparative quarter last year. Gross margins remained at the lower end of our target range, and there continues to be potential for gross margin improvement as inflation normalizes and mix improves. Volumes increased on market share growth as we expanded our industry-leading technology into new applications like renewable diesel, low sulfur marine fuel, gasoline direct injection engines and various non-fuels areas.

In Oilfield Services, operating income approximately doubled versus the prior year. Under current market conditions, significant room for improvement remains in sales, margins and operating leverage. We expect sequential operating income and margin expansion to continue in the coming quarters.”

In Performance Chemicals, revenues of $169.0 million were up 32 percent from $128.2 million in the second quarter last year. Volume growth of 6 percent and a positive price/mix of 34 percent were partially offset by an adverse currency impact of 8 percent. Gross margins increased by 1.2 percentage points from the same quarter last year to 25.8 percent. Operating income for the quarter of $28.8 million was up 61 percent on the prior year.

Revenues in Fuel Specialties were $176.4 million for the quarter, a 23 percent increase from $143.1 million a year ago. Volume growth of 3 percent and a positive price/mix of 27 percent were partially offset by an adverse currency impact of 7 percent. Gross margins of 32.3 percent were 2.7 percentage points below last year. Operating income for the quarter of $31.5 million was up 11 percent on last year.

Revenues in Oilfield Services were $122.2 million for the quarter, up 47 percent from $83.2 million in the second quarter last year. Gross margins improved by 0.2 percentage points from the same quarter last year to 32.2 percent. Operating income of $4.5 million was approximately double the $2.2 million in the prior year.

Corporate costs for the quarter were $18.5 million, compared with $11.6 million a year ago, up due mainly to higher personnel-related expenses driven by increased share-based compensation and performance related remuneration accruals.

The effective tax rate for the quarter was 23.6 percent compared to 44.1 percent in the same period last year which included the enacted change in the U.K. tax rate impacting deferred tax. The adjusted tax rate for the quarter was 22.8 percent compared to 24.2 percent last year.

Net cash used in operating activities after capital expenditure was $16.5 million for the quarter, as net working capital increased. In addition, the Company distributed $15.6 million to shareholders for the semi-annual dividend and repurchased 18,700 of its common shares at a cost of $1.8 million. As of June 30, 2022, Innospec had $71.4 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“Our team continues to execute very well in a challenging business environment, and we are pleased with the strong double-digit sales and operating income growth achieved this quarter. We believe that our businesses are well positioned to navigate near-term headwinds which include higher interest rates, persistent inflation and European energy concerns.

Entering the second half of 2022, we expect demand to remain strong in the majority of our businesses. Volumes and capacity additions in personal care, which makes up the dominant share of Performance Chemicals operating income, are backed by multi-year contracts. Fuel Specialties has traditionally been a defensive business during recessionary times, and the cost-saving, sustainability benefits of our products are well aligned with current customer priorities. We feel that Oilfield Services continues to have significant growth potential with the target of returning to pre-COVID operating income levels over the medium term.

Despite any near-term economic volatility, we believe that our strong balance sheet positions us to return value to shareholders through continued dividend growth and share repurchases while funding our organic growth priorities and M&A.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange losses/(gains), amortization of acquired intangible assets, legacy costs of closed operations, change in the UK statutory tax rate and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1,900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it, the rise of variants, the effectiveness, acceptance and distributions of COVID-19 vaccines and the effects of any sanctions, export restrictions, inflation, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine and the manner in which the pandemic and/or such conflict may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2021, Innospec’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except share and per share data)	2022	2021	2022	2021
Net sales	$467.6	$354.5	$940.0	$694.1
Cost of goods sold	(327.8)	(246.2)	(660.9)	(485.0)

Gross profit	139.8	108.3	279.1	209.1
Operating expenses:
Selling, general and administrative	(83.4)	(62.7)	(168.3)	(126.3)
Research and development	(10.1)	(8.6)	(20.2)	(17.6)

Total operating expenses	(93.5)	(71.3)	(188.5)	(143.9)

Operating income	46.3	37.0	90.6	65.2
Other (expense)/income, net	(3.6)	3.4	0.7	6.4
Interest expense, net	(0.4)	(0.3)	(0.8)	(0.7)

Income before income taxes	42.3	40.1	90.5	70.9
Income taxes	(10.0)	(17.7)	(21.7)	(25.1)

Net income	$32.3	$22.4	$68.8	$45.8

Earnings per share:
Basic	$1.30	$0.91	$2.77	$1.86
Diluted	$1.29	$0.90	$2.76	$1.84
Weighted average shares outstanding (in thousands):
Basic	24,805	24,628	24,798	24,615
Diluted	24,971	24,869	24,967	24,856

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2022	2021	2022	2021
Net sales:
Performance Chemicals	$169.0	$128.2	$336.1	$254.1
Fuel Specialties	176.4	143.1	368.2	282.4
Oilfield Services	122.2	83.2	235.7	157.6

	467.6	354.5	940.0	694.1

Gross profit:
Performance Chemicals	43.6	31.6	84.4	63.0
Fuel Specialties	56.9	50.1	117.6	95.0
Oilfield Services	39.3	26.6	77.1	51.1

	139.8	108.3	279.1	209.1

Operating income:
Performance Chemicals	28.8	17.9	54.1	36.2
Fuel Specialties	31.5	28.5	67.0	52.3
Oilfield Services	4.5	2.2	7.0	3.4
Corporate costs	(18.5)	(11.6)	(37.5)	(26.7)

Total operating income	$46.3	$37.0	$90.6	$65.2

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2022	2021	2022	2021
Net income	$32.3	$22.4	$68.8	$45.8
Interest expense, net	0.4	0.3	0.8	0.7
Income taxes	10.0	17.7	21.7	25.1
Depreciation and amortization:
Performance Chemicals	5.3	5.3	10.7	10.7
Fuel Specialties	1.5	1.3	3.1	2.6
Oilfield Services	3.0	3.1	5.9	6.2
Corporate costs	0.4	0.5	0.9	0.9

EBITDA	52.9	50.6	111.9	92.0

EBITDA:
Performance Chemicals	34.1	23.2	64.8	46.9
Fuel Specialties	33.0	29.8	70.1	54.9
Oilfield Services	7.5	5.3	12.9	9.6
Corporate costs	(18.1)	(11.1)	(36.6)	(25.8)

	56.5	47.2	111.2	85.6
Other (expense)/income, net	(3.6)	3.4	0.7	6.4

EBITDA	$52.9	$50.6	$111.9	$92.0

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$71.4	$141.8
Trade and other accounts receivable	339.9	284.5
Inventories	362.2	277.6
Prepaid expenses	12.2	18.0
Prepaid income taxes	13.2	5.8
Other current assets	0.4	0.4

Total current assets	799.3	728.1
Net property, plant and equipment	209.7	214.4
Operating lease right-of-use assets	49.3	35.4
Goodwill	357.0	364.3
Other intangible assets	48.1	57.5
Deferred tax assets	6.0	6.4
Pension asset	161.8	159.8
Other non-current assets	6.7	5.0

Total assets	$1,637.9	$1,570.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$180.9	$148.7
Accrued liabilities	152.5	166.5
Finance leases	—	0.1
Current portion of operating lease liabilities	14.1	12.4
Current portion of plant closure provisions	6.6	5.2
Current portion of accrued income taxes	15.1	3.7

Total current liabilities	369.2	336.6
Operating lease liabilities, net of current portion	35.2	23.1
Plant closure provisions, net of current portion	49.2	51.3
Accrued income taxes, net of current portion	20.8	30.6
Unrecognized tax benefits	16.3	16.3
Deferred tax liabilities	60.8	60.8
Pension liabilities and post-employment benefits	16.4	17.8
Other non-current liabilities	1.4	1.4
Equity	1,068.6	1,033.0

Total liabilities and equity	$1,637.9	$1,570.9

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2022	2021
Cash Flows from Operating Activities
Net income	$68.8	$45.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	20.8	20.6
Deferred taxes	1.0	7.8
Non-cash movements on defined benefit pension plans	(1.3)	(1.6)
Stock option compensation	3.2	2.9
Changes in working capital	(123.0)	(52.8)
Movements in accrued income taxes	(4.2)	(1.7)
Movements in plant closure provisions	—	(0.6)
Movements in unrecognized tax benefits	—	0.3
Movements in other assets and liabilities	(1.8)	0.9

Net cash (used in)/provided by operating activities	(36.5)	21.6
Cash Flows from Investing Activities
Capital expenditures	(17.4)	(19.5)
Proceeds on disposal of property, plant and equipment	—	0.3

Net cash used in investing activities	(17.4)	(19.2)
Cash Flows from Financing Activities
Non-controlling interest	—	0.1
Repayment of finance leases	(0.1)	(0.3)
Dividend paid	(15.6)	(14.0)
Issue of treasury stock	2.1	1.7
Repurchase of common stock	(2.7)	(0.8)

Net cash used in financing activities	(16.3)	(13.3)
Effect of foreign currency exchange rate changes on cash	(0.2)	—

Net change in cash and cash equivalents	(70.4)	(10.9)
Cash and cash equivalents at beginning of period	141.8	105.3

Cash and cash equivalents at end of period	$71.4	$94.4

Amortization of deferred finance costs of $0.2 million (2021 - $0.2 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.